Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Michael Reed
Vice President - Marketing
Generations Bancorp NY, Inc.
Tel. (315) 568-5855

Generations Bancorp NY, Inc. Names Angela Krezmer as its new Chief Financial Officer

Seneca Falls, New York; April 26, 2021: Generations Bancorp NY, Inc. (Nasdaq: GBNY), the holding company for Generations Bank, announced today that Angela Krezmer is joining the Company as Senior Vice President and Chief Financial Officer, effective June 7, 2021.  She joins Generations from Prosper Bank, Coatesville, PA where she is the chief financial officer and was formerly the CFO at Fairport Savings Bank (NY).

As Senior VP and CFO, Ms. Krezmer will oversee the institution’s financial strategies and SEC reporting obligations following Generations’ recent Initial Public Offering.  A graduate of Rochester Institute of Technology and ABA Stonier School of Banking, Ms. Krezmer has worked in the banking industry since 2008.

“We are excited to add Angela to our executive team at such an important time for our company” said Menzo Case President and CEO of Generations. “We have taken on new responsibilities for public reporting and SEC compliance, and Angela’s experience, knowledge and leadership will be great assets for us.”

“I am very pleased to be returning to Upstate New York with this remarkable organization” commented Ms. Krezmer, “There is so much opportunity and I look forward to being a part of Generations’ success.”

Ms. Krezmer role with Generations becomes effective June 7th, she succeeds Menzo Case, who has been acting chief financial officer since the retirement in 2020 of Shelley Tafel, Generations’ CFO of 10 years.

Disclosures Concerning Forward-Looking Statements
This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that would cause actual results to differ materially from expected results include.

About Generations
Generations partners with businesses, municipalities and residents across the Finger Lakes Region and Western New York to offer banking and insurance services. Founded in 1870 and headquartered in Seneca Falls, Generations serves the community from 10 retail locations in Seneca Falls, Auburn, Union Springs, Waterloo, Geneva, Phelps, Farmington, Albion and Medina.

In addition to traditional business and consumer deposit services, Generations Bank focuses on residential mortgages, automobile loans, home equity and commercial loans. The organization also serves the broader needs of the Finger Lakes area and Western New York through its insurance business, Generations Agency. For more information, visit MyGenBank.com